Exhibit 3.1.9

CERTIFICATE OF FORMATION

OF

MOBILE MINI FINANCE, LLC

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act:

1. The name of the limited liability company (the “LLC”) is Mobile Mini Finance, LLC.

2. The registered office of the LLC is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of Newcastle, State of Delaware 19801. The name of the registered agent located at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned, an authorized person of the LLC, has executed this Certificate of Formation of Mobile Mini Finance, LLC this 18 day of January, 2013.

/s/ Christopher J Miner
Christopher J Miner, Authorized Person

STATE OF DELAWARE CERTIFICATE OF AMENDMENT CHANGING ONLY THE REGISTERED OFFICE OR REGISTERED AGENT OF A LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is Mobile Mini Finance, LLC

2. The Registered Office of the limited liability company in the State of Delaware is changed to 2711 Centerville Road, Suite 400 (street), in the City of Wilmington Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company.

By:	/s/ Dona Priebe
Authorized Person

Name:	Dona Priebe, Authorized Person
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